4th Quarter 2015 Earnings Release

Aimco

APARTMENT HOMES

Page

1	Earnings Release

10	Consolidated Statements of Operations

11	Consolidated Balance Sheets

12	Schedule 1 – Funds From Operations and Adjusted Funds From Operations

13	Schedule 2 – Proportionate Adjusted Funds From Operations Presentation

15	Schedule 3 – Portfolio Summary

16	Schedule 4 – Proportionate Balance Sheet Data

17	Schedule 5 – Capitalization and Financial Metrics

19	Schedule 6 – Conventional Same Store Operating Results

23	Schedule 7 – Conventional Portfolio Data by Market

25	Schedule 8 – Apartment Community Disposition and Acquisition Activity

26	Schedule 9 – Capital Additions

27	Schedule 10 – Summary of Redevelopment and Development Activity

31	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

Aimco Reports Fourth Quarter 2015 Results, Provides 2016 Guidance
Denver, Colorado, February 4, 2016 - Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today fourth quarter and full year 2015 results.
Chairman and Chief Executive Officer Terry Considine said: “2015 was a solid year for Aimco with average monthly revenue per apartment home better by 10%; leverage reduced by 11%; consensus NAV per share increased by 11%; and AFFO per share higher by 12%. We feel well prepared for 2016.”

“As we look inwardly at the Aimco business, we see continued solid demand and rising rents for our apartment homes. This makes us optimistic. Looking outside the Aimco business, we see the potential for overbuilding in some local markets and we take note of uncertainty in financial markets and in the general economy. This makes us conservative… and glad of the stability provided by the diversification of our portfolio across markets and price points, our limited exposure to redevelopment and development, and our liquid, low leverage balance sheet with limited dependence on capital markets.”

Chief Financial Officer Paul Beldin added: “In addition to guidance for 2016, we published today a forecast for 2017. We are providing an early look at 2017 to show our best guess as to the interplay of the possible slowing of rent growth; the lease-up of three communities, one in the Bay Area, one in Boston, and one in Cambridge; the reduction of non-core earnings; and the continuing reduction in our offsite costs. The net effect is improved portfolio quality, lower leverage, increased AFFO per share, and a higher quality of earnings.”

“By the end of 2017, we project average revenues per apartment home to exceed $2,000; the ratio of Debt and Preferred Equity to EBITDA to be about 6.3x; and AFFO per share to be up about 12% compared to 2016.”
Financial Results: Fourth Quarter and Full Year AFFO Up 12%

	FOURTH QUARTER		FULL YEAR
(all items per common share - diluted)	2015	2014	2015	2014
Net income	$0.43	$0.25	$1.52	$2.06
Funds From Operations (FFO)	$0.58	$0.54	$2.22	$2.07
Add back Aimco's share of preferred equity redemption related amounts	$—	$—	$0.01	$—
Pro forma Funds From Operations (Pro forma FFO)	$0.58	$0.54	$2.23	$2.07
Deduct Aimco share of Capital Replacements	$(0.10)	$(0.11)	$(0.35)	$(0.39)
Adjusted Funds From Operations (AFFO)	$0.48	$0.43	$1.88	$1.68
Pro forma FFO (per diluted common share) - Year-over-year, fourth quarter Pro forma FFO increased 7% as a result of: strong Property Net Operating Income growth; increased contribution from redevelopment and acquisition communities; and lower interest expense due to lower debt balances. These increases were partially offset by lower income tax benefit and by the loss of income from apartment communities that were sold in 2014 and 2015.
Adjusted Funds from Operations (per diluted common share) - Year-over-year, fourth quarter AFFO increased 12% as a result of higher Pro forma FFO and lower capital replacement spending. As Aimco concentrates its investment capital in higher-quality, higher price point apartment communities, its free cash flow margins are increasing and contributing to higher AFFO.

1

Operating Results: Full Year Conventional Same Store NOI Up 5.6%

	FOURTH QUARTER					FULL YEAR
	Year-over-Year			Sequential		Year-over-Year
	2015	2014	Variance	3rd Qtr.	Variance	2015	2014	Variance
Average Rent Per Apartment Home	$1,597	$1,526	4.7%	$1,577	1.3%	$1,564	$1,495	4.6%
Other Income Per Apartment Home	173	167	3.6%	183	(5.5)%	179	173	3.5%
Average Revenue Per Apartment Home	$1,770	$1,693	4.5%	$1,760	0.6%	$1,743	$1,668	4.5%
Average Daily Occupancy	95.5%	95.7%	(0.2)%	95.6%	(0.1)%	95.9%	95.9%	—%

$ in Millions
Revenue	$163.6	$156.8	4.3%	$162.9	0.4%	$646.7	$619.0	4.5%
Expenses	49.7	47.6	4.4%	51.9	(4.3)%	203.6	199.5	2.1%
NOI	$113.9	$109.2	4.3%	$111.0	2.6%	$443.1	$419.5	5.6%
Conventional Same Store Rental Rates - Aimco measures changes in rental rates by comparing, on a lease-by-lease basis, the rate on a newly executed lease to the rate on the expiring lease for that same apartment. Newly executed leases are classified either as a new lease, where a vacant apartment is leased to a new customer, or as a renewal.

2015	1st Qtr.	2nd Qtr.	3rd Qtr.	Oct	Nov	Dec	4th Qtr.	Full Year
Renewal rent increases	4.8%	5.1%	6.0%	5.7%	5.3%	5.6%	5.6%	5.5%
New lease rent increases	1.2%	5.7%	6.6%	3.4%	1.1%	1.5%	2.1%	4.4%
Weighted average rent increases	2.8%	5.4%	6.3%	4.4%	2.7%	3.5%	3.6%	4.9%
Redevelopment: Scope Expanded at The Sterling
During fourth quarter, Aimco invested $19.7 million in redevelopment and also approved a plan to expand its phased redevelopment of The Sterling, a mixed-use community with 535 apartment homes located in Center City Philadelphia. Since 2014, Aimco has completed the redevelopment of 236 apartment homes, or 44% of the total as planned, at a cost consistent with underwriting, and with rents in excess of Aimco underwriting. These results led to Aimco's decision to develop an additional five floors containing 130 apartment homes for an additional investment of approximately $13 million.

Also during fourth quarter, Aimco achieved stabilized occupancy at its Ocean House redevelopment community, located in La Jolla, California. Stabilized occupancy was achieved a quarter ahead of schedule and at rents above underwriting.
Development: Progressing as Planned
During fourth quarter, Aimco invested $35.3 million in two development communities. Construction continued on plan at Aimco's One Canal development, located in the historic Bulfinch Triangle neighborhood of Boston’s West End. One Canal will include 310 apartment homes and 22,000 square feet of commercial space. Aimco expects completion of construction in second quarter 2016.

During fourth quarter, Aimco began the lease-up of its Vivo community located in Cambridge, Massachusetts, and as of December 31, 2015, 15% of the 91 homes were occupied. Leasing activity during fourth quarter was in line with underwriting. Amenity finishes, including completion of a fitness center and finishes for a rooftop terrace, are scheduled to be completed in the summer of 2016.

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Portfolio Management: Revenue Per Apartment Home Up 10% to 1,840
Aimco's portfolio strategy seeks predictable rent growth from a portfolio of “A,” “B” and “C+” quality apartment communities, averaging “B/B+” in quality, and diversified among the largest coastal and job growth markets in the U.S., as measured by total apartment value. Aimco's target markets are primarily coastal markets, and also include several Sun Belt cities and Chicago, Illinois.
Aimco measures quality based on property rents compared to local market average rents as reported by REIS, a third-party provider of commercial real estate performance information and analysis. Aimco defines property quality as follows: “A” quality properties are those with rents greater than 125% of the local market average; “B” quality properties are those with rents between 90% and 125% of the local market average; “C+” quality properties are those with rents greater than $1,100 per month but lower than 90% of the local market average. For third quarter 2015, the most recent period for which REIS information is available, Aimco Conventional apartment rents averaged 111% of local market average rents.
Aimco's portfolio strategy is to sell each year the lowest-rated 5% to 10% of its portfolio and to reinvest the proceeds from such sales in redevelopment, selective development, and acquisition of higher quality apartment communities. Through this disciplined approach to capital recycling, Aimco has significantly increased the quality of its portfolio. From December 31, 2011 to December 31, 2015, Aimco:

•
Increased its period-end Conventional portfolio average revenue per apartment home by 46% to $1,840. This rate of growth reflects the impact of market rent growth, and more significantly, the impact of portfolio management through dispositions, redevelopment and acquisitions.

•	Increased its Conventional portfolio free cash flow margin by 13% through the sale of lower-rated communities and reinvestment in communities of greater quality commanding higher rents; and

•	Increased to 91% the percentage of its Conventional Property Net Operating Income earned in Aimco target markets.
As a result of these efforts, as of September 30, 2015, the most recent period for which market information is available, approximately 51%, 32% and 17% of Aimco's portfolio is invested in “A,” “B” and “C+” quality apartment homes, respectively.
As Aimco executes its portfolio strategy, it expects to increase Conventional portfolio average revenue per apartment home at a rate greater than market rent growth; to increase free cash flow margins; and to increase to 95% or more the percentage of its Conventional Property Net Operating Income earned in Aimco target markets.
Fourth Quarter 2015 Portfolio Transactions - In fourth quarter, Aimco sold three Conventional apartment communities with 964 apartment homes for $146.6 million in gross proceeds. Aimco's share of net sales proceeds after repayment of property debt and transaction costs was $93.6 million. Fourth quarter sales included the last two apartment communities Aimco owned in Phoenix, Arizona. Aimco did not acquire any apartment communities during the fourth quarter.
Year-End Portfolio - Fourth quarter 2015 Conventional portfolio average monthly revenue per apartment home was $1,840, a 10% increase compared to fourth quarter 2014, as a result of year-over-year Same Store monthly revenue per apartment home growth of 4.5%, the sale of Conventional Apartment Communities with average monthly revenues per apartment home substantially lower than those of the retained portfolio, and reinvestment of the sales proceeds through redevelopment and acquisition of apartment communities with better prospects and higher rents.

3

Balance Sheet and Liquidity: Leverage lower by 11%
Components of Aimco Leverage

	AS OF DECEMBER 31, 2015
$ in Millions	Amount	% of Total	Weighted Avg. Maturity (Yrs.)
Aimco share of long-term, non-recourse property debt	$3,706.9	93%	8.1
Outstanding borrowings on revolving credit facility	27.0	1%	2.8
Preferred securities	247.7	6%	Perpetual
Total leverage	$3,981.6	100%	n/a
Leverage Ratios
Aimco target leverage ratios are: Debt and Preferred Equity to EBITDA below 7.0x; and EBITDA to Interest and Preferred Dividends greater than 2.5x. Aimco also tracks Debt to EBITDA and EBITDA to Interest ratios. See the Glossary for definitions of these metrics.

TRAILING-TWELVE-MONTHS ENDED DECEMBER 31,
	2015	2014
Debt to EBITDA*	6.4x	6.5x
Debt and Preferred Equity to EBITDA*	6.8x	7.0x
EBITDA to Interest	3.1x	2.7x
EBITDA to Interest and Preferred Dividends	2.8x	2.5x
* The Debt to EBITDA and Debt and Preferred Equity to EBITDA ratios presented for 2014 were adjusted on a pro-forma basis to reflect $367 million of net proceeds from Aimco's January 2015 stock offering. Actual 2014 Debt to EBITDA and 2014 Debt and Preferred Equity to EBITDA ratios were 7.1x and 7.6x, respectively.
Future leverage reduction is expected both from earnings growth, especially as apartment communities now being redeveloped or developed are completed and leased, and from regularly scheduled property debt amortization funded from retained earnings.
Liquidity
Aimco's only recourse debt at December 31, 2015, was its revolving credit facility, which Aimco uses for working capital and other short-term purposes, and to secure letters of credit.
At year-end, Aimco had outstanding borrowings on its revolving credit facility of $27.0 million and available capacity of $536.6 million, net of $36.4 million of letters of credit backed by the facility. Aimco also held cash and restricted cash on hand of $134.9 million.
Finally, Aimco held apartment communities in its unencumbered asset pool with a total estimated fair market value of approximately $1.8 billion.
Equity Activity
Dividend - As previously announced, the Aimco Board of Directors declared a quarterly cash dividend of $0.33 per share of Class A Common Stock for the quarter ended December 31, 2015. On an annualized basis, this represents an increase of 12% compared to the dividends paid during 2015. This dividend is payable on February 29, 2016, to stockholders of record on February 19, 2016.

4

2016 Outlook

($ Amounts represent Aimco Share)	FULL YEAR 2016	FULL YEAR 2015

Net Income per share	$0.37 to $0.47	$1.52
Pro forma FFO per share	$2.23 to $2.33	$2.23
AFFO per share	$1.91 to $2.01	$1.88

Select Components of FFO
Conventional Same Store Operating Measures
Revenue change compared to prior year	4.50% to 5.00%	4.5%
Expense change compared to prior year	2.50% to 3.00%	2.1%
NOI change compared to prior year	5.25% to 6.25%	5.6%

Non-Core Earnings
Amortization of deferred tax credit income	$19M	$24M
Non-recurring investment management revenues	$1M to $3M	$1M
Historic Tax Credit benefit	$8M to $11M	$13M
Other tax benefits, net	$8M to $10M	$17M
Total Non-Core Earnings	$36M - $43M	$55M

Offsite Costs
Property management expenses	$24M	$25M
General and administrative expenses	$42M	$43M
Investment management expenses	$5M	$6M
Total Offsite Costs	$71M	$74M

Capital Investments
Redevelopment and development	$180M to $220M	$233M
Property upgrades	$70M to $75M	$49M
Capital replacements	$45M to $50M	$49M

Transactions
Property dispositions	$450M to $500M	$386M
Property acquisitions	$320M	$129M

Portfolio Quality
Fourth quarter Conventional property average revenue per apartment home	~$1,950	$1,840

Balance Sheet
Debt to Trailing-Twelve-Month EBITDA	~6.3x	6.4x
Debt and Preferred Equity to Trailing-Twelve-Month EBITDA	~6.7x	6.8x
Value of unencumbered properties	~$2.0B	~$1.8B

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($ Amounts represent Aimco Share)	FIRST QUARTER 2016

Net income per share	$0.04 to $0.08
Pro forma FFO per share	$0.52 to $0.56
AFFO per share	$0.44 to $0.48

Conventional Same Store Operating Measures
NOI change compared to fourth quarter 2015	-2.00% to -1.00%
NOI change compared to first quarter 2015	4.50% to 5.50%
2016 Pro forma FFO and AFFO Reconciliations
Aimco's 2016 outlook reflects continuation of the strategy Aimco has executed over the last several years. This strategy focuses on excellence in property operations; value creation through redevelopment and occasional development; portfolio management based on a disciplined approach to capital recycling and simplification of the business; a safe, flexible, and liquid balance sheet; and a simple business model executed by a performance-oriented and collaborative team. As Aimco continues to execute this consistent strategy, 2016 FFO and AFFO growth are expected to be muted compared to 2015. This projected lower rate of growth is primarily the result of several factors as follows:

•	Accelerating Same Store revenue and Net Operating Income growth in 2016 compared to 2015, adding $0.17 per share to AFFO;

•	Declining Net Operating Income caused by selling stabilized communities to fund lease-up communities with no current income, reducing AFFO compared to 2015 by $0.15 per share;

•	Declining non-core earnings as Aimco continues to simplify its business, lowering AFFO by $0.10 per share; and

•	Declining offsite costs as Aimco scales its overhead to its more focused activities, adding $0.02 to AFFO per share.

Aimco published today in a separate document its forecast for 2017, which reflects accelerating FFO and AFFO growth compared to 2016 with: continued growth in Same Store revenue and Net Operating Income; earn-in of income from lease-up communities; a continued reduction in non-core earnings; and declining offsite costs. Aimco's 2016 Outlook and 2017 Forecast may be found on its website at http://www.aimco.com/investors/events-presentations/presentations.

6

($ Per share, at the midpoint of Aimco's Outlook)

2015 Pro forma FFO	$2.23

Continuing Operations
Conventional Same Store NOI growth	0.17
Conventional Redevelopment NOI growth	0.06
Other Conventional Non-Same Store NOI growth	0.01
Affordable Property NOI growth	0.04
Total NOI growth	0.28

Transactions and Development
Acquisition Property NOI contribution	0.03
Lease-up Property NOI contribution	—
Lost NOI from property sales	(0.15)
Change in interest expense attributable to transactions and development	(0.04)
Net Impact of Transactions and Development	(0.16)

Changes in Non-Core Earnings
Amortization of deferred tax credit income	(0.03)
Non-recurring investment management revenues	—
Income tax benefit (including a $0.02 decrease in Historic Tax Credit benefit)	(0.07)
Net Impact of Changes in Non-Core Earnings	(0.10)

Reduction in interest expense due to lower property debt balances	0.04
Offsite costs	0.02
Impact of share count changes	(0.02)
Other, net	(0.01)

2016 Pro forma FFO	$2.28

($ Per share, guidance and forecast at the midpoint)

2015 AFFO	$1.88

Change in Pro forma FFO	0.05
Capital Replacement spending on sold properties	0.01
Other changes in Capital Replacement spending	0.01
Impact of share count changes	0.01

2016 AFFO	$1.96

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Earnings Conference Call Information

Live Conference Call:	Conference Call Replay:
Friday, February 5, 2016 at 1:00 p.m. ET	Replay available until 9:00 a.m. ET on April 5, 2016
Domestic Dial-In Number: 1-888-317-6003	Domestic Dial-In Number: 1-877-344-7529
International Dial-In Number: 1-412-317-6061	International Dial-In Number: 1-412-317-0088
Passcode: 9850959	Passcode: 10078593
Live webcast and replay: http://www.aimco.com/investors

Supplemental Information
The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco's website at http://www.aimco.com/investors.
Glossary & Reconciliations of Non-GAAP Financial and Operating Measures
Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are measures not defined under accounting principles generally accepted in the United States, or GAAP. These measures are defined in the Glossary in the Supplemental Information and, where appropriate, reconciled to the most comparable GAAP measures.
About Aimco
Aimco is a real estate investment trust that is focused on the ownership and management of quality apartment communities located in the largest markets in the United States. Aimco is one of the country's largest owners and operators of apartments, with 196 communities in 22 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV, and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.
Contact
Elizabeth Coalson, Vice President-Investor Relations
Investor Relations 303-691-4350, investor@aimco.com

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Forward-looking Statements
This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of: first quarter and full year 2016 results, including but not limited to: Pro forma FFO and selected components thereof; AFFO; Aimco's redevelopment and development investments, timelines and Net Operating Income contribution; Aimco’s acquisition and lease-up timelines and Net Operating Income contribution; expectations regarding sales of Aimco's apartment communities and the use of proceeds thereof; and Aimco liquidity and leverage metrics.
These forward-looking statements are based on management's judgment as of this date and include certain risks and uncertainties. Risks and uncertainties include, but are not limited to: Aimco's ability to maintain current or meet projected occupancy, rental rates and property operating results; the effect of acquisitions, dispositions, redevelopments and developments; our ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to our developments and redevelopments; our ability to meet timelines and budgeted rental rates related to our lease-up properties; and our ability to comply with debt covenants, including financial coverage ratios.
Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond the control of Aimco, including, without limitation: real estate risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; financing risks, including the availability and cost of capital markets financing and the risk that our cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that our earnings may not be sufficient to maintain compliance with debt covenants; the amount, location and quality of competitive new supply; the terms of governmental regulations that affect Aimco and interpretations of those regulations; the competitive environment in which Aimco operates; the timing of acquisitions, dispositions, redevelopments and developments; insurance risk, including the cost of insurance; natural disasters and severe weather such as hurricanes; litigation, including costs associated with prosecuting or defending claims and any adverse outcomes; energy costs; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by Aimco. In addition, Aimco's current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on its ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership.
Readers should carefully review Aimco's financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco's Annual Report on Form 10-K for the year ended December 31, 2014, and the other documents Aimco files from time to time with the Securities and Exchange Commission.
These forward-looking statements reflect management's judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This press release does not constitute an offer of securities for sale.

9

Consolidated Statements of Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
REVENUES
Rental and other property revenues	$239,646	$233,330	$956,954	$952,831
Tax credit and asset management revenues	6,229	8,848	24,356	31,532
Total revenues	245,875	242,178	981,310	984,363

OPERATING EXPENSES
Property operating expenses	87,350	84,646	359,393	373,654
Investment management expenses	1,261	3,758	5,855	7,310
Depreciation and amortization	79,482	71,465	306,301	282,608
Provision for real estate impairment losses	—	407	—	1,820
General and administrative expenses	9,451	12,787	43,178	44,092
Other expenses, net	2,847	5,307	10,368	12,529
Total operating expenses	180,391	178,370	725,095	722,013
Operating income	65,484	63,808	256,215	262,350
Interest income	1,782	1,691	6,949	6,878
Interest expense	(48,275)	(52,358)	(199,685)	(220,971)
Other, net	(244)	(772)	387	(829)
Income before income taxes and gain on dispositions	18,747	12,369	63,866	47,428
Income tax benefit	6,510	6,937	27,524	20,047
Income from continuing operations	25,257	19,306	91,390	67,475
Gain on dispositions of real estate, net of tax	50,119	26,153	180,593	288,636
Net income	75,376	45,459	271,983	356,111
Noncontrolling interests:
Net income attributable to noncontrolling interests in consolidated real estate partnerships	(694)	(2,643)	(4,776)	(24,595)
Net income attributable to preferred noncontrolling interests in Aimco OP	(1,735)	(1,689)	(6,943)	(6,497)
Net income attributable to common noncontrolling interests in Aimco OP	(3,291)	(1,875)	(11,554)	(15,770)
Net income attributable to noncontrolling interests	(5,720)	(6,207)	(23,273)	(46,862)
Net income attributable to Aimco	69,656	39,252	248,710	309,249
Net income attributable to Aimco preferred stockholders	(2,757)	(2,860)	(11,794)	(7,947)
Net income attributable to participating securities	(260)	(123)	(950)	(1,082)
Net income attributable to Aimco common stockholders	$66,639	$36,269	$235,966	$300,220
Earnings attributable to Aimco per common share - basic and diluted:
Income from continuing operations	$0.43	$0.25	$1.52	$2.06
Net income	$0.43	$0.25	$1.52	$2.06

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Consolidated Balance Sheets
(in thousands) (unaudited)

	December 31, 2015	December 31, 2014
ASSETS
Buildings and improvements	$6,446,326	$6,259,318
Land	1,861,157	1,885,640
Total real estate	8,307,483	8,144,958
Accumulated depreciation	(2,778,022)	(2,672,179)
Net real estate	5,529,461	5,472,779
Cash and cash equivalents	50,789	28,971
Restricted cash	86,956	91,445
Other assets	473,918	476,727
Assets held for sale	3,070	27,106
Total assets	$6,144,194	$6,097,028

LIABILITIES AND EQUITY
Non-recourse property debt	$3,846,160	$4,022,809
Revolving credit facility borrowings	27,000	112,330
Total indebtedness	3,873,160	4,135,139
Accounts payable	36,123	41,919
Accrued liabilities and other	318,975	279,077
Deferred income	64,052	81,882
Liabilities related to assets held for sale	53	28,969
Total liabilities	4,292,363	4,566,986
Preferred noncontrolling interests in Aimco OP	87,926	87,937
Equity:
Perpetual Preferred Stock	159,126	186,126
Class A Common Stock	1,563	1,464
Additional paid-in capital	4,064,659	3,696,143
Accumulated other comprehensive loss	(6,040)	(6,456)
Distributions in excess of earnings	(2,596,917)	(2,649,542)
Total Aimco equity	1,622,391	1,227,735
Noncontrolling interests in consolidated real estate partnerships	151,365	233,296
Common noncontrolling interests in Aimco OP	(9,851)	(18,926)
Total equity	1,763,905	1,442,105
Total liabilities and equity	$6,144,194	$6,097,028

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Supplemental Schedule 1

Funds From Operations and Adjusted Funds From Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net income attributable to Aimco common stockholders	$66,639	$36,269	$235,966	$300,220
Adjustments:
Depreciation and amortization, net of noncontrolling partners' interest	77,752	69,661	298,880	275,175
Depreciation and amortization related to non-real estate assets, net of noncontrolling partners' interest	(2,582)	(2,417)	(10,269)	(9,627)
Gain on dispositions and other, net of income taxes and noncontrolling partners' interest	(49,571)	(22,533)	(173,694)	(265,358)
Provision for impairment losses related to depreciable real estate assets, including amounts related to unconsolidated entities and net of noncontrolling partners' interest	—	407	655	2,197
Common noncontrolling interests in Aimco OP's share of above adjustments	(1,203)	(2,426)	(5,548)	(777)
Amounts allocable to participating securities	(92)	(155)	(473)	(5)
FFO Attributable to Aimco common stockholders	$90,943	$78,806	$345,517	$301,825
Preferred equity redemption related amounts, net of common noncontrolling interests in Aimco OP and participating securities	—	—	658	—
Pro forma FFO Attributable to Aimco common stockholders	$90,943	$78,806	$346,175	$301,825
Capital Replacements, net of common noncontrolling interests in Aimco OP and participating securities	(16,593)	(16,133)	(53,925)	(56,051)
AFFO Attributable to Aimco common stockholders	$74,350	$62,673	$292,250	$245,774

Weighted average common shares outstanding	155,725	145,753	155,177	145,639
Dilutive common stock equivalents	318	485	393	363
Total shares and dilutive share equivalents	156,043	146,238	155,570	146,002

FFO per share - diluted	$0.58	$0.54	$2.22	$2.07
Pro forma FFO per share - diluted	$0.58	$0.54	$2.23	$2.07
AFFO per share - diluted	$0.48	$0.43	$1.88	$1.68

12

Supplemental Schedule 2(a)

Proportionate Adjusted Funds From Operations Presentation
Three Months Ended December 31, 2015 Compared to Three Months Ended December 31, 2014
(in thousands) (unaudited)
	Three Months Ended December 31, 2015				Three Months Ended December 31, 2014
	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount
Real estate operations:
Rental and other property revenues
Conventional Same Store	$171,057	$—	$(7,191)	$163,866	$164,332	$—	$(6,905)	$157,427
Conventional Redevelopment and Development	18,836	—	—	18,836	14,651	—	—	14,651
Conventional Acquisition	7,943	—	—	7,943	2,845	—	—	2,845
Other Conventional	15,277	531	—	15,808	14,651	488	—	15,139
Total Conventional	213,113	531	(7,191)	206,453	196,479	488	(6,905)	190,062
Affordable Same Store	22,378	—	—	22,378	21,724	—	—	21,724
Other Affordable	1,592	1,008	(168)	2,432	2,346	999	(137)	3,208
Total Affordable	23,970	1,008	(168)	24,810	24,070	999	(137)	24,932
Property management revenues, primarily from affiliates	(2)	(58)	147	87	2	(55)	142	89
Total rental and other property revenues	237,081	1,481	(7,212)	231,350	220,551	1,432	(6,900)	215,083

Property operating expenses
Conventional Same Store	51,866	—	(2,254)	49,612	49,723	—	(2,225)	47,498
Conventional Redevelopment and Development	6,677	—	—	6,677	5,046	—	—	5,046
Conventional Acquisition	2,812	—	—	2,812	1,067	—	—	1,067
Other Conventional	7,208	188	—	7,396	5,681	163	1	5,845
Total Conventional	68,563	188	(2,254)	66,497	61,517	163	(2,224)	59,456
Affordable Same Store	8,724	—	—	8,724	8,535	—	—	8,535
Other Affordable	998	426	(74)	1,350	880	504	(62)	1,322
Total Affordable	9,722	426	(74)	10,074	9,415	504	(62)	9,857
Casualties	1,856	—	6	1,862	2,314	—	(15)	2,299
Property management expenses	6,788	—	2	6,790	6,803	—	(17)	6,786
Total property operating expenses	86,929	614	(2,320)	85,223	80,049	667	(2,318)	78,398
Net real estate operations	150,152	867	(4,892)	146,127	140,502	765	(4,582)	136,685

Amortization of deferred tax credit income	6,119	—	—	6,119	6,833	—	—	6,833
Non-recurring revenues	110	—	24	134	2,015	—	—	2,015
Total tax credit and asset management revenues	6,229	—	24	6,253	8,848	—	—	8,848

Investment management expenses	(1,261)	—	—	(1,261)	(3,758)	—	—	(3,758)
Depreciation and amortization related to non-real estate assets	(2,583)	—	4	(2,579)	(2,404)	—	4	(2,400)
General and administrative expenses	(9,451)	—	—	(9,451)	(12,787)	—	12	(12,775)
Other expenses, net	(2,125)	(40)	16	(2,149)	(4,625)	(34)	193	(4,466)
Interest income	1,784	—	9	1,793	1,686	(1)	8	1,693
Interest expense	(47,912)	(310)	1,552	(46,670)	(49,974)	(306)	1,638	(48,642)
Other, net of non-FFO items	1,749	976	(2,034)	691	5	2,672	(2,236)	441
Income tax benefit	6,576	—	—	6,576	7,346	—	—	7,346
FFO related to Sold and Held For Sale Apartment Communities	1,057	—	(79)	978	5,103	—	(141)	4,962
Preferred dividends and distributions	(4,492)	—	—	(4,492)	(4,549)	—	—	(4,549)
Common noncontrolling interests in Aimco OP	(4,521)	—	—	(4,521)	(4,301)	—	—	(4,301)
Amounts allocated to participating securities	(352)	—	—	(352)	(278)	—	—	(278)
FFO / Pro forma FFO	$94,850	$1,493	$(5,400)	$90,943	$80,814	$3,096	$(5,104)	$78,806
Capital Replacements	(18,182)	—	1,589	(16,593)	(17,834)	(31)	1,732	(16,133)
AFFO	$76,668	$1,493	$(3,811)	$74,350	$62,980	$3,065	$(3,372)	$62,673

13

Supplemental Schedule 2(b)

Proportionate Funds From Operations and Adjusted Funds From Operations Presentation
Year Ended December 31, 2015 Compared to Year Ended December 31, 2014
(in thousands) (unaudited)
	Year Ended December 31, 2015				Year Ended December 31, 2014
	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount
Real estate operations:
Rental and other property revenues
Conventional Same Store	$676,480	$—	$(28,556)	$647,924	$647,401	$—	$(27,248)	$620,153
Conventional Redevelopment and Development	69,186	—	—	69,186	51,452	—	—	51,452
Conventional Acquisition	27,003	—	—	27,003	4,555	—	—	4,555
Other Conventional	61,955	2,063	—	64,018	54,660	1,952	—	56,612
Total Conventional	834,624	2,063	(28,556)	808,131	758,068	1,952	(27,248)	732,772
Affordable Same Store	88,376	—	—	88,376	86,441	—	—	86,441
Other Affordable	9,239	4,006	(584)	12,661	9,213	4,018	(556)	12,675
Total Affordable	97,615	4,006	(584)	101,037	95,654	4,018	(556)	99,116
Property management revenues, primarily from affiliates	9	(234)	583	358	67	(235)	560	392
Total rental and other property revenues	932,248	5,835	(28,557)	909,526	853,789	5,735	(27,244)	832,280

Property operating expenses
Conventional Same Store	212,349	—	(9,142)	203,207	208,104	—	(9,174)	198,930
Conventional Redevelopment and Development	24,943	—	—	24,943	20,537	—	—	20,537
Conventional Acquisition	10,759	—	—	10,759	1,692	—	—	1,692
Other Conventional	28,685	758	—	29,443	23,375	613	1	23,989
Total Conventional	276,736	758	(9,142)	268,352	253,708	613	(9,173)	245,148
Affordable Same Store	35,063	—	—	35,063	34,893	—	—	34,893
Other Affordable	4,073	1,732	(265)	5,540	3,948	1,892	(299)	5,541
Total Affordable	39,136	1,732	(265)	40,603	38,841	1,892	(299)	40,434
Casualties	8,306	—	(24)	8,282	11,845	—	256	12,101
Property management expenses	24,700	—	14	24,714	25,340	—	(433)	24,907
Total property operating expenses	348,878	2,490	(9,417)	341,951	329,734	2,505	(9,649)	322,590
Net real estate operations	583,370	3,345	(19,140)	567,575	524,055	3,230	(17,595)	509,690

Amortization of deferred tax credit income	24,110	—	—	24,110	27,337	—	—	27,337
Non-recurring revenues	246	—	497	743	4,195	—	18	4,213
Total tax credit and asset management revenues	24,356	—	497	24,853	31,532	—	18	31,550

Investment management expenses	(5,855)	—	—	(5,855)	(7,310)	—	—	(7,310)
Depreciation and amortization related to non-real estate assets	(10,253)	—	17	(10,236)	(9,516)	—	18	(9,498)
General and administrative expenses	(43,178)	—	—	(43,178)	(44,092)	—	60	(44,032)
Other expenses, net	(8,468)	(315)	82	(8,701)	(11,406)	(60)	(254)	(11,720)
Interest income	6,959	2	38	6,999	6,807	(12)	47	6,842
Interest expense	(195,615)	(1,252)	6,362	(190,505)	(201,640)	(1,354)	6,330	(196,664)
Other, net of non-FFO items	2,901	2,042	(437)	4,506	5,318	3,667	(7,884)	1,101
Income tax benefit	29,549	—	—	29,549	20,026	—	—	20,026
FFO related to Sold and Held For Sale Apartment Communities	8,173	—	(44)	8,129	34,600	43	(725)	33,918
Preferred dividends and distributions	(18,737)	—	—	(18,737)	(14,444)	—	—	(14,444)
Common noncontrolling interests in Aimco OP	(17,459)	—	—	(17,459)	(16,547)	—	—	(16,547)
Amounts allocated to participating securities	(1,423)	—	—	(1,423)	(1,087)	—	—	(1,087)
FFO	$354,320	$3,822	$(12,625)	$345,517	$316,296	$5,514	$(19,985)	$301,825
Preferred stock redemption related amounts	658	—	—	658	—	—	—	—
Pro forma FFO	$354,978	$3,822	$(12,625)	$346,175	$316,296	$5,514	$(19,985)	$301,825
Capital Replacements	(58,322)	—	4,397	(53,925)	(61,133)	(31)	5,113	(56,051)
AFFO	$296,656	$3,822	$(8,228)	$292,250	$255,163	$5,483	$(14,872)	$245,774

14

Supplemental Schedule 3

Portfolio Summary
As of December 31, 2015
(unaudited)
	Number of Apartment Communities	Number of Apartment Homes	Effective Apartment Homes	Average Ownership
Conventional Same Store	107	33,149	32,248	97%
Conventional Redevelopment and Development	9	3,301	3,301	100%
Conventional Acquisition	8	1,391	1,391	100%
Other Conventional	15	2,527	2,457	97%
Conventional Held for Sale	1	96	96	100%
Total Conventional portfolio	140	40,464	39,493	98%

Affordable Same Store [1]	45	7,311	7,311	100%
Other Affordable [2]	11	1,374	975	71%
Total Affordable portfolio	56	8,685	8,286	95%
Total portfolio	196	49,149	47,779	97%

[1] Aimco's portfolio of Affordable Apartment Communities redeveloped with Low Income Housing Tax Credits, generally between
2005 and 2009. Aimco expects to sell these apartment communities as the tax credit delivery or compliance periods expire, which expirations occur primarily between 2016 to 2023.
[2] Aimco's portfolio of Affordable Apartment Communities that do not meet the Same Store Apartment Community definition.

15

Supplemental Schedule 4

Proportionate Balance Sheet Data
As of December 31, 2015
(in thousands)(unaudited)
	Consolidated GAAP Balance Sheet	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Balance Sheet
ASSETS
Real estate	$8,307,483	$50,717	$(255,450)	$8,102,750
Accumulated depreciation	(2,778,022)	(10,929)	85,509	(2,703,442)
Net real estate	5,529,461	39,788	(169,941)	5,399,308
Cash and cash equivalents	50,789	380	(2,124)	49,045
Restricted cash	86,956	1,451	(2,600)	85,807
Investment in unconsolidated real estate partnerships	15,402	(15,402)	—	—
Deferred financing costs, net	26,126	201	(370)	25,957
Goodwill	43,878	—	—	43,878
Other assets	388,512	(1,665)	(151,178)	235,669
Assets held for sale	3,070	—	—	3,070
Total assets	$6,144,194	$24,753	$(326,213)	$5,842,734

LIABILITIES AND EQUITY
Non-recourse property debt	$3,846,160	$23,461	$(162,756)	$3,706,865
Revolving credit facility borrowings	27,000	—	—	27,000
Deferred income [1]	64,052	23	(318)	63,757
Other liabilities	355,098	1,269	(158,201)	198,166
Liabilities related to assets held for sale	53	—	—	53
Total liabilities	4,292,363	24,753	(321,275)	3,995,841
Preferred noncontrolling interests in Aimco OP	87,926	—	—	87,926
Perpetual preferred stock	159,126	—	—	159,126
Other Aimco equity	1,463,265	—	146,427	1,609,692
Noncontrolling interests in consolidated real estate partnerships	151,365	—	(151,365)	—
Common noncontrolling interests in Aimco OP	(9,851)	—	—	(9,851)
Total liabilities and equity	$6,144,194	$24,753	$(326,213)	$5,842,734

[1]
Deferred income represents cash received by Aimco and other amounts required by GAAP to be recognized in earnings in future periods as Aimco performs certain responsibilities under tax credit agreements or as other events occur in the future. Because Aimco does not have an obligation to settle these amounts in cash, Aimco does not include deferred income in liabilities for purposes of calculating NAV. Earnings related to these amounts are also excluded from Aimco's calculations of NAV.

16

Supplemental Schedule 5

Capitalization and Financial Metrics						(Page 1 of 2)
As of December 31, 2015
(dollars in thousands) (unaudited)

Non-Recourse Property Debt Balances and Characteristics
Debt	Consolidated	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Balances		Weighted Average Maturity (Years)
Fixed rate loans payable	$3,683,616	$23,461	$(162,756)	$3,544,321		7.9
Floating rate tax-exempt bonds	84,922	—	—	84,922		3.8
Fixed rate tax-exempt bonds	77,622	—	—	77,622		23.8
Total non-recourse property debt	$3,846,160	$23,461	$(162,756)	$3,706,865	[1]	8.1
Revolving credit facility borrowings	27,000	—	—	27,000
Cash and restricted cash	(137,745)	(1,831)	4,724	(134,852)
Securitization Trust Assets [2]	(65,502)	—	—	(65,502)
Net Debt	$3,669,913	$21,630	$(158,032)	$3,533,511

Aimco Share Non-Recourse Property Debt
	Amortization	Maturities		Total	Maturities as a Percent of Total Debt	Average Rate on Maturing Debt
2016 1Q	$18,828	$—		$18,828	—%	—%
2016 2Q	19,632	1,211		20,843	0.03%	5.85%
2016 3Q	19,230	—		19,230	—%	—%
2016 4Q	20,055	247,964		268,019	6.69%	4.64%
Total 2016	77,745	249,175		326,920	6.72%	4.64%

2017 1Q	19,374	69,098		88,472	1.86%	5.27%
2017 2Q	19,002	38,883		57,885	1.05%	5.67%
2017 3Q	19,216	38,933		58,149	1.05%	5.94%
2017 4Q	18,877	178,938		197,815	4.83%	6.23%
Total 2017	76,469	325,852		402,321	8.79%	5.92%

2018	74,747	155,412		230,159	4.19%	4.33%
2019	69,522	517,303		586,825	13.96%	5.65%
2020	62,894	303,741		366,635	8.19%	6.12%
2021	46,056	683,631	[3]	729,687	18.44%	5.50%
2022	33,959	233,439		267,398	6.30%	4.77%
2023	19,150	125,559		144,709	3.39%	5.15%
2024	15,919	36,489		52,408	0.98%	4.12%
2025	14,435	131,312		145,747	3.54%	3.69%
Thereafter	343,013	111,043		454,056	3.00%	3.06%
Total	$833,909	$2,872,956		$3,706,865		4.66%	[4]

[1]	Represents the carrying amount of Aimco's debt at December 31, 2015, which debt had a mark-to-market liability of $120.4 million at quarter end.
[2]
In 2011, $673.8 million of Aimco's loans payable were securitized in a trust holding only these loans. Aimco purchased for $51.5 million the subordinate positions in the trust that holds these loans. The subordinate positions have a face value of $100.9 million and a carrying amount of $65.5 million, and are included in other assets on Aimco’s Consolidated Balance Sheet at December 31, 2015. The carrying amount of these investments effectively reduces Aimco's December 31, 2015 debt balances.

[3]	2021 maturities include property loans that will repay substantially all of Aimco’s subordinate positions in the securitization trust discussed above.
[4]
Represents the Money-Weighted Average Interest Rate on Aimco’s fixed rate property debt, which takes into account the timing of amortization and maturities. This rate is calculated by Aimco based on the unpaid principal balance as of December 31, 2015, and all contractual debt service payments associated with each of its fixed rate property loans. The Money-Weighted Average Interest Rate can be compared to market interest rates to estimate the difference between the book value of Aimco’s fixed rate property debt and the market value of such debt.

17

Supplemental Schedule 5 (continued)

Capitalization and Financial Metrics				(Page 2 of 2)
(share, unit and dollar amounts in thousands) (unaudited)
Preferred Securities

	Shares/Units Outstanding as of December 31, 2015	Date First Available for Redemption by Aimco	Coupon	Amount
Perpetual Preferred Stock:
Class A	5,000	5/17/2019	6.875%	$125,000
Class Z	1,392	7/29/2016	7.000%	34,791
Total perpetual preferred stock			6.902%	159,791

Preferred Partnership Units	3,278		7.896%	87,926
Total preferred securities			7.255%	$247,717

Common Stock, Partnership Units and Equivalents

As of
December 31, 2015
Class A Common Stock outstanding	155,726
Dilutive options and restricted stock	585
Total shares and dilutive share equivalents	156,311
Common Partnership Units and equivalents	7,853
Total shares, units and dilutive share equivalents	164,164

Debt Ratios
Trailing Twelve Months Ended December 31,
	2015	2014
Debt to EBITDA	6.4x	6.5x	[1]
Debt and Preferred Equity to EBITDA	6.8x	7.0x	[1]
EBITDA to Interest	3.1x	2.7x
EBITDA to Interest and Preferred Dividends	2.8x	2.5x

Revolving Line of Credit Debt Coverage Covenants
	Amount	Covenant
Debt Service Coverage Ratio	2.01x	1.50x
Fixed Charge Coverage Ratio	1.89x	1.40x

Credit Ratings

Standard and Poor’s	Corporate Credit Rating	BBB- (stable)
Fitch Ratings	Issuer Default Rating	BBB- (stable)

[1] During January 2015, Aimco completed a common stock offering resulting in net proceeds of approximately $367 million. Aimco used a portion of the net proceeds from the offering to repay the outstanding indebtedness under its revolving credit facility. The Debt to EBITDA and Debt and Preferred Equity to EBITDA ratios presented for the trailing twelve months ended December 31, 2014, have been adjusted on a pro-forma basis to reflect these stock offering proceeds. Actual 2014 Debt to EBITDA and 2014 Debt and Preferred Equity to EBITDA ratios were 7.1x and 7.6x, respectively.

18

Supplemental Schedule 6(a)

Conventional Same Store Operating Results
Fourth Quarter 2015 Compared to Fourth Quarter 2014
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Operating Margin	Average Daily Occupancy During Period		Average Revenue per Effective Apartment Home
	Apartment Communities	Apartment Homes	Effective Apartment Homes	4Q 2015	4Q 2014	Growth	4Q 2015	4Q 2014	Growth	4Q 2015	4Q 2014	Growth	4Q 2015	4Q 2015	4Q 2014	4Q 2015	4Q 2014
Target Markets [1]
Atlanta	6	1,325	1,311	$4,940	$4,652	6.2%	$1,803	$1,686	6.9%	$3,137	$2,966	5.8%	63.5%	94.9%	94.0%	$1,323	$1,257
Bay Area	7	1,244	1,244	9,135	8,333	9.6%	2,519	2,183	15.4%	6,616	6,150	7.6%	72.4%	95.0%	96.7%	2,578	2,308
Boston	12	4,173	4,173	18,545	17,321	7.1%	6,154	5,997	2.6%	12,391	11,324	9.4%	66.8%	96.3%	96.0%	1,538	1,441
Chicago	10	3,246	3,246	15,236	14,844	2.6%	4,942	4,936	0.1%	10,294	9,908	3.9%	67.6%	95.7%	96.1%	1,635	1,586
Denver	6	1,325	1,286	5,736	5,350	7.2%	1,541	1,400	10.1%	4,195	3,950	6.2%	73.1%	95.4%	95.9%	1,558	1,446
Greater DC	13	5,325	5,297	23,475	22,906	2.5%	7,121	6,721	6.0%	16,354	16,185	1.0%	69.7%	95.5%	95.1%	1,548	1,515
Greater LA	13	4,322	3,671	27,061	25,746	5.1%	7,107	6,572	8.1%	19,954	19,174	4.1%	73.7%	96.1%	96.1%	2,558	2,432
Miami	5	2,471	2,460	15,988	15,764	1.4%	4,571	4,690	(2.5)%	11,417	11,074	3.1%	71.4%	95.0%	96.8%	2,281	2,207
Greater New York	9	496	496	4,316	4,021	7.3%	1,424	1,422	0.1%	2,892	2,599	11.3%	67.0%	96.4%	96.0%	3,010	2,814
Philadelphia	4	2,042	1,963	8,498	8,420	0.9%	2,832	2,799	1.2%	5,666	5,621	0.8%	66.7%	95.7%	96.8%	1,508	1,477
San Diego	6	2,032	2,032	10,158	9,497	7.0%	2,574	2,249	14.5%	7,584	7,248	4.6%	74.7%	96.2%	96.2%	1,732	1,619
Seattle	1	104	104	558	504	10.7%	205	230	(10.9)%	353	274	28.8%	63.3%	96.5%	93.5%	1,853	1,728

Total Target Markets	92	28,105	27,283	143,646	137,358	4.6%	42,793	40,885	4.7%	100,853	96,473	4.5%	70.2%	95.7%	95.9%	1,834	1,749

Other Markets [1]
Baltimore	3	701	701	2,746	2,725	0.8%	1,090	952	14.5%	1,656	1,773	(6.6)%	60.3%	92.3%	92.6%	1,415	1,399
Nashville	3	764	764	2,995	2,861	4.7%	858	903	(5.0)%	2,137	1,958	9.1%	71.4%	94.3%	94.5%	1,385	1,320
Norfolk - Richmond	5	1,487	1,408	4,554	4,513	0.9%	1,458	1,473	(1.0)%	3,096	3,040	1.8%	68.0%	95.2%	95.4%	1,132	1,120
Other Markets	4	2,092	2,092	9,609	9,341	2.9%	3,510	3,391	3.5%	6,099	5,950	2.5%	63.5%	95.0%	94.6%	1,611	1,573

Total Other Markets	15	5,044	4,965	19,904	19,440	2.4%	6,916	6,719	2.9%	12,988	12,721	2.1%	65.3%	94.6%	94.5%	1,413	1,380

Grand Total	107	33,149	32,248	$163,550	$156,798	4.3%	$49,709	$47,604	4.4%	$113,841	$109,194	4.3%	69.6%	95.5%	95.7%	$1,770	$1,693

[1] In third quarter 2015, Aimco condensed the markets presented in this schedule to reflect its focus on 12 target markets, which markets were discussed at Aimco's Investor and Analyst Day in October 2015. Compared to prior quarters, the following changes were made: the combination of the East Bay, San Jose and San Francisco markets into a single Bay Area market; the combination of the Los Angeles and Orange County markets into a Greater LA market; the combination of Manhattan and Suburban New York - New Jersey into the Greater New York market; and the renaming of Washington - No. Va - MD as the Greater DC market. As part of these changes, one of the properties previously included in the Suburban New York - New Jersey market was reclassified into Other Markets.

19

Supplemental Schedule 6(b)

Conventional Same Store Operating Results
Fourth Quarter 2015 Compared to Third Quarter 2015
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Operating Margin	Average Daily Occupancy During Period		Average Revenue per Effective Apartment Home
	Apartment Communities	Apartment Homes	Effective Apartment Homes	4Q 2015	3Q 2015	Growth	4Q 2015	3Q 2015	Growth	4Q 2015	3Q 2015	Growth	4Q 2015	4Q 2015	3Q 2015	4Q 2015	3Q 2015
Target Markets [1]
Atlanta	6	1,325	1,311	$4,940	$4,928	0.2%	$1,803	$1,951	(7.6)%	$3,137	$2,977	5.4%	63.5%	94.9%	94.7%	$1,323	$1,323
Bay Area	7	1,244	1,244	9,135	9,027	1.2%	2,519	2,500	0.8%	6,616	6,527	1.4%	72.4%	95.0%	96.3%	2,578	2,511
Boston	12	4,173	4,173	18,545	18,244	1.6%	6,154	6,376	(3.5)%	12,391	11,868	4.4%	66.8%	96.3%	96.8%	1,538	1,506
Chicago	10	3,246	3,246	15,236	15,052	1.2%	4,942	4,956	(0.3)%	10,294	10,096	2.0%	67.6%	95.7%	94.6%	1,635	1,634
Denver	6	1,325	1,286	5,736	5,746	(0.2)%	1,541	1,462	5.4%	4,195	4,284	(2.1)%	73.1%	95.4%	95.8%	1,558	1,555
Greater DC	13	5,325	5,297	23,475	23,591	(0.5)%	7,121	7,522	(5.3)%	16,354	16,069	1.8%	69.7%	95.5%	95.9%	1,548	1,547
Greater LA	13	4,322	3,671	27,061	26,899	0.6%	7,107	7,193	(1.2)%	19,954	19,706	1.3%	73.7%	96.1%	96.3%	2,558	2,538
Miami	5	2,471	2,460	15,988	15,906	0.5%	4,571	5,245	(12.9)%	11,417	10,661	7.1%	71.4%	95.0%	94.1%	2,281	2,290
Greater New York	9	496	496	4,316	4,272	1.0%	1,424	1,453	(2.0)%	2,892	2,819	2.6%	67.0%	96.4%	96.5%	3,010	2,973
Philadelphia	4	2,042	1,963	8,498	8,563	(0.8)%	2,832	2,988	(5.2)%	5,666	5,575	1.6%	66.7%	95.7%	95.2%	1,508	1,527
San Diego	6	2,032	2,032	10,158	10,013	1.4%	2,574	2,654	(3.0)%	7,584	7,359	3.1%	74.7%	96.2%	95.9%	1,732	1,713
Seattle	1	104	104	558	555	0.5%	205	215	(4.7)%	353	340	3.8%	63.3%	96.5%	96.2%	1,853	1,850

Total Target Markets	92	28,105	27,283	143,646	142,796	0.6%	42,793	44,515	(3.9)%	100,853	98,281	2.6%	70.2%	95.7%	95.7%	1,834	1,823

Other Markets [1]
Baltimore	3	701	701	2,746	2,689	2.1%	1,090	1,098	(0.7)%	1,656	1,591	4.1%	60.3%	92.3%	91.1%	1,415	1,404
Nashville	3	764	764	2,995	2,970	0.8%	858	1,000	(14.2)%	2,137	1,970	8.5%	71.4%	94.3%	94.2%	1,385	1,376
Norfolk - Richmond	5	1,487	1,408	4,554	4,677	(2.6)%	1,458	1,565	(6.8)%	3,096	3,112	(0.5)%	68.0%	95.2%	96.5%	1,132	1,147
Other Markets	4	2,092	2,092	9,609	9,744	(1.4)%	3,510	3,769	(6.9)%	6,099	5,975	2.1%	63.5%	95.0%	96.6%	1,611	1,608

Total Other Markets	15	5,044	4,965	19,904	20,080	(0.9)%	6,916	7,432	(6.9)%	12,988	12,648	2.7%	65.3%	94.6%	95.4%	1,413	1,413

Grand Total	107	33,149	32,248	$163,550	$162,876	0.4%	$49,709	$51,947	(4.3)%	$113,841	$110,929	2.6%	69.6%	95.5%	95.6%	$1,770	$1,760

[1] In third quarter 2015, Aimco condensed the markets presented in this schedule to reflect its focus on 12 target markets, which markets were discussed at Aimco's Investor and Analyst Day in October 2015. Compared to prior quarters, the following changes were made: the combination of the East Bay, San Jose and San Francisco markets into a single Bay Area market; the combination of the Los Angeles and Orange County markets into a Greater LA market; the combination of Manhattan and Suburban New York - New Jersey into the Greater New York market; and the renaming of Washington - No. Va - MD as the Greater DC market. As part of these changes, one of the properties previously included in the Suburban New York - New Jersey market was reclassified into Other Markets.

20

Supplemental Schedule 6(c)

Conventional Same Store Operating Results
Year Ended December 31, 2015 Compared to Year Ended December 31, 2014
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Operating Margin	Average Daily Occupancy During Period		Average Revenue per Effective Apartment Home
	Apartment Communities	Apartment Homes	Effective Apartment Homes	YTD 4Q 2015	YTD 4Q 2014	Growth	YTD 4Q 2015	YTD 4Q 2014	Growth	YTD 4Q 2015	YTD 4Q 2014	Growth	YTD 4Q 2015	YTD 4Q 2015	YTD 4Q 2014	YTD 4Q 2015	YTD 4Q 2014
Target Markets [1]
Atlanta	6	1,325	1,311	$19,327	$18,379	5.2%	$7,334	$7,084	3.5%	$11,993	$11,295	6.2%	62.1%	94.4%	95.1%	$1,301	$1,228
Bay Area	7	1,244	1,244	35,329	32,105	10.0%	9,685	9,343	3.7%	25,644	22,762	12.7%	72.6%	96.1%	96.7%	2,462	2,224
Boston	12	4,173	4,173	72,473	68,557	5.7%	25,895	25,318	2.3%	46,578	43,239	7.7%	64.3%	96.7%	96.2%	1,497	1,423
Chicago	10	3,246	3,246	60,361	58,376	3.4%	20,199	20,490	(1.4)%	40,162	37,886	6.0%	66.5%	95.8%	95.7%	1,618	1,565
Denver	6	1,325	1,286	22,449	20,896	7.4%	5,920	5,865	0.9%	16,529	15,031	10.0%	73.6%	95.7%	95.7%	1,520	1,414
Greater DC	13	5,325	5,297	93,679	92,029	1.8%	28,884	28,127	2.7%	64,795	63,902	1.4%	69.2%	96.0%	95.6%	1,536	1,514
Greater LA	13	4,322	3,671	106,354	101,007	5.3%	28,167	27,467	2.5%	78,187	73,540	6.3%	73.5%	96.1%	96.1%	2,513	2,387
Miami	5	2,471	2,460	63,935	61,308	4.3%	19,813	18,999	4.3%	44,122	42,309	4.3%	69.0%	95.5%	96.6%	2,269	2,151
Greater New York	9	496	496	16,889	15,837	6.6%	5,848	5,821	0.5%	11,041	10,016	10.2%	65.4%	96.9%	96.3%	2,929	2,763
Philadelphia	4	2,042	1,963	34,218	33,544	2.0%	11,945	12,105	(1.3)%	22,273	21,439	3.9%	65.1%	96.0%	96.5%	1,513	1,476
San Diego	6	2,032	2,032	39,646	37,373	6.1%	10,365	10,255	1.1%	29,281	27,118	8.0%	73.9%	96.3%	96.3%	1,690	1,593
Seattle	1	104	104	2,178	1,998	9.0%	834	879	(5.1)%	1,344	1,119	20.1%	61.7%	97.4%	96.5%	1,793	1,660

Total Target Markets	92	28,105	27,283	566,838	541,409	4.7%	174,889	171,753	1.8%	391,949	369,656	6.0%	69.1%	96.0%	96.0%	1,804	1,722

Other Markets [1]
Baltimore	3	701	701	11,068	11,115	(0.4)%	4,413	3,989	10.6%	6,655	7,126	(6.6)%	60.1%	91.8%	94.3%	1,434	1,401
Nashville	3	764	764	11,770	11,002	7.0%	3,796	3,793	0.1%	7,974	7,209	10.6%	67.7%	95.1%	95.2%	1,350	1,260
Norfolk - Richmond	5	1,487	1,408	18,344	18,069	1.5%	6,028	5,942	1.4%	12,316	12,127	1.6%	67.1%	95.8%	95.3%	1,133	1,121
Other Markets	4	2,092	2,092	38,673	37,395	3.4%	14,477	13,986	3.5%	24,196	23,409	3.4%	62.6%	95.8%	95.7%	1,609	1,556

Total Other Markets	15	5,044	4,965	79,855	77,581	2.9%	28,714	27,710	3.6%	51,141	49,871	2.5%	64.0%	95.1%	95.3%	1,409	1,366

Grand Total	107	33,149	32,248	$646,693	$618,990	4.5%	$203,603	$199,463	2.1%	$443,090	$419,527	5.6%	68.5%	95.9%	95.9%	$1,743	$1,668

[1] In third quarter 2015, Aimco condensed the markets presented in this schedule to reflect its focus on 12 target markets, which markets were discussed at Aimco's Investor and Analyst Day in October 2015. Compared to prior quarters, the following changes were made: the combination of the East Bay, San Jose and San Francisco markets into a single Bay Area market; the combination of the Los Angeles and Orange County markets into a Greater LA market; the combination of Manhattan and Suburban New York - New Jersey into the Greater New York market; and the renaming of Washington - No. Va - MD as the Greater DC market. As part of these changes, one of the properties previously included in the Suburban New York - New Jersey market was reclassified into Other Markets.

21

Supplemental Schedule 6(d)

Conventional Same Store Operating Expense Detail
(in thousands) (unaudited)

Quarterly Comparison

	4Q 2015	% of Total	4Q 2014	$ Change	% Change
Real estate taxes	$15,479	31.1%	$15,231	$248	1.6%
Utilities	9,605	19.3%	9,472	133	1.4%
Onsite payroll	9,348	18.8%	8,920	428	4.8%
Repairs and maintenance	5,841	11.8%	5,636	205	3.6%
Software, technology and other	3,475	7.0%	3,186	289	9.1%
Insurance	2,554	5.1%	1,952	602	30.8%
Marketing	1,613	3.2%	1,449	164	11.3%
Expensed turnover costs	1,794	3.7%	1,758	36	2.0%
Total	$49,709	100.0%	$47,604	$2,105	4.4%

Sequential Comparison

	4Q 2015	% of Total	3Q 2015	$ Change	% Change
Real estate taxes	$15,479	31.1%	$15,777	$(298)	(1.9)%
Utilities	9,605	19.3%	9,990	(385)	(3.9)%
Onsite payroll	9,348	18.8%	9,392	(44)	(0.5)%
Repairs and maintenance	5,841	11.8%	6,716	(875)	(13.0)%
Software, technology and other	3,475	7.0%	3,689	(214)	(5.8)%
Insurance	2,554	5.1%	2,159	395	18.3%
Marketing	1,613	3.2%	1,647	(34)	(2.1)%
Expensed turnover costs	1,794	3.7%	2,577	(783)	(30.4)%
Total	$49,709	100.0%	$51,947	$(2,238)	(4.3)%

Full Year Comparison

	Full Year 2015	% of Total	Full Year 2014	$ Change	% Change
Real estate taxes	$62,503	30.7%	$60,871	$1,632	2.7%
Utilities	40,676	20.0%	39,987	689	1.7%
Onsite payroll	37,125	18.2%	36,470	655	1.8%
Repairs and maintenance	26,302	12.9%	25,042	1,260	5.0%
Software, technology and other	13,888	6.8%	13,797	91	0.7%
Insurance	8,825	4.3%	9,194	(369)	(4.0)%
Marketing	6,578	3.2%	7,010	(432)	(6.2)%
Expensed turnover costs	7,706	3.9%	7,092	614	8.7%
Total	$203,603	100.0%	$199,463	$4,140	2.1%

22

Supplemental Schedule 7(a)

Conventional Portfolio Data by Market
Fourth Quarter 2015 Compared to Fourth Quarter 2014
(unaudited)

	Quarter Ended December 31, 2015					Quarter Ended December 31, 2014
	Apartment Communities	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Revenue per Effective Apartment Home	Apartment Communities	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Revenue per Effective Apartment Home
Target Markets [1]
Atlanta	8	1,497	1,483	2.6%	$1,484	7	1,403	1,389	2.2%	$1,315
Bay Area	11	2,169	2,169	8.5%	2,684	11	2,169	2,169	6.4%	2,291
Boston	15	4,689	4,689	9.0%	1,566	12	4,173	4,173	8.4%	1,441
Chicago	10	3,246	3,246	7.4%	1,635	10	3,245	3,245	7.3%	1,587
Denver	8	2,065	2,026	4.6%	1,522	9	2,353	2,280	4.5%	1,376
Greater DC	14	6,547	6,519	14.2%	1,543	14	6,547	6,519	14.4%	1,511
Greater LA	15	5,313	4,662	18.5%	2,568	17	5,532	4,881	17.4%	2,340
Miami	5	2,571	2,560	8.2%	2,281	5	2,530	2,519	8.2%	2,207
Greater New York	18	1,040	1,040	4.1%	3,235	18	1,041	1,041	4.2%	3,139
Philadelphia	6	3,525	3,446	6.4%	1,704	6	3,537	3,458	7.3%	1,615
San Diego	12	2,423	2,353	6.4%	1,724	12	2,430	2,360	5.9%	1,567
Seattle	2	239	239	0.6%	2,049	2	239	239	0.5%	1,965

Total Target Markets	124	35,324	34,432	90.5%	1,905	123	35,199	34,273	86.7%	1,775

Other Markets [1]
Baltimore	4	797	797	1.3%	1,381	5	1,180	1,066	2.0%	1,339
Nashville	3	764	764	1.5%	1,385	3	764	764	1.4%	1,298
Norfolk - Richmond	5	1,487	1,408	2.2%	1,132	5	1,487	1,408	2.3%	1,120
Other Markets	4	2,092	2,092	4.5%	1,611	8	4,763	4,762	7.6%	1,210

Total Other Markets	16	5,140	5,061	9.5%	1,407	21	8,194	8,001	13.3%	1,219

Grand Total	140	40,464	39,493	100.0%	$1,840	144	43,393	42,274	100.0%	$1,669

[1] In third quarter 2015, Aimco condensed the markets presented in this schedule to reflect its focus on 12 target markets, which markets were discussed at Aimco's Investor and Analyst Day in October 2015. Compared to prior quarters, the following changes were made: the combination of the East Bay, San Jose and San Francisco markets into a single Bay Area market; the combination of the Los Angeles and Orange County markets into a Greater LA market; the combination of Manhattan and Suburban New York - New Jersey into the Greater New York market; and the renaming of Washington - No. Va - MD as the Greater DC market. As part of these changes, one of the properties previously included in the Suburban New York - New Jersey market was reclassified into Other Markets.

23

Supplemental Schedule 7(b)

Conventional Portfolio Data by Market
Third Quarter 2015 Market Information
(unaudited)

Aimco portfolio strategy seeks predictable rent growth from a portfolio of “A,” “B” and “C+” quality market-rate apartment communities, averaging
“B/B+” in quality, and diversified among the largest coastal and job growth markets in the U.S., as measured by total apartment value. Aimco measures property quality based on rents compared to local market average rents as reported by REIS, a third-party provider of commercial real estate performance information and analysis. Aimco defines property quality as follows: “A” quality properties are those with rents greater than 125% of the local market average; “B” quality properties are those with rents 90% to 125% of the local market average; “C+” quality properties are those with rents greater than $1,100 per month but lower than 90% of the local market average; and “C” quality assets are those with rents less than $1,100 per month and lower than 90% of the local market average. The schedule below illustrates Aimco’s Conventional Apartment Community portfolio quality based on 3Q 2015 data, the most recent period for which third-party data is available. Aimco adjusts the portfolio data to remove apartment communities sold through the current quarter, if any.

The average age of Aimco's portfolio, adjusted for its sizable investment in redevelopment, is approximately 28 years. See the Glossary for further information.

	Quarter Ended September 30, 2015
	Apartment Communities	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Rent per Effective Apartment Home [1]	Market Rent [2]	Percentage of Market Rent Average	Average Age of Apartment Communities
Target Markets [3]
Atlanta	8	1,497	1,483	2.4%	$1,280	$885	144.6%	15
Bay Area	11	2,169	2,169	8.5%	2,370	2,189	108.3%	21
Boston	15	4,689	4,689	8.6%	1,418	1,977	71.7%	31
Chicago	10	3,246	3,246	7.4%	1,422	1,145	124.2%	21
Denver	8	2,065	2,026	4.7%	1,331	1,041	127.9%	21
Greater DC	14	6,547	6,519	14.4%	1,389	1,595	87.1%	44
Greater LA	15	5,313	4,662	18.5%	2,341	1,577	148.4%	10
Miami	5	2,565	2,554	7.8%	1,993	1,233	161.6%	23
Greater New York	18	1,040	1,040	4.1%	3,041	2,973	102.3%	87
Philadelphia	6	3,532	3,453	6.7%	1,523	1,159	131.4%	38
San Diego	12	2,423	2,353	6.8%	1,508	1,509	99.9%	25
Seattle	2	239	239	0.6%	1,735	1,299	133.6%	2

Total Target Markets	124	35,325	34,433	90.5%	1,703	1,537	110.8%	28

Other Markets [3]
Baltimore	4	797	797	1.3%	1,268	1,131	112.1%	42
Nashville	3	764	764	1.4%	1,180	861	137.0%	23
Norfolk - Richmond	5	1,487	1,408	2.3%	976	924	105.6%	26
Other Markets	4	2,092	2,092	4.5%	1,400	1,233	113.5%	42

Total Other Markets	16	5,140	5,061	9.5%	1,228	1,075	114.2%	36

Grand Total	140	40,465	39,494	100.0%	$1,640	$1,477	111.0%	28

[1] Represents rents after concessions and vacancy loss, divided by Effective Units. Does not include other rental income.
[2] 3Q 2015 per REIS

[3] In third quarter 2015, Aimco condensed the markets presented in this schedule to reflect its focus on 12 target markets, which markets were discussed at Aimco's Investor and Analyst Day in October 2015. Compared to prior quarters, the following changes were made: the combination of the East Bay, San Jose and San Francisco markets into a single Bay Area market; the combination of the Los Angeles and Orange County markets into a Greater LA market; the combination of Manhattan and Suburban New York - New Jersey into the Greater New York market; and the renaming of Washington - No. Va - MD as the Greater DC market. As part of these changes, one of the properties previously included in the Suburban New York - New Jersey market was reclassified into Other Markets.

24

Supplemental Schedule 8

Apartment Community Disposition and Acquisition Activity
(dollars in millions, except average revenue per home) (unaudited)

Fourth Quarter 2015 Dispositions

	Apartment Communities	Number of Homes	Weighted Average Ownership	Gross Proceeds	NOI Cap Rate [1]	Free Cash Flow Cap Rate [1]		Property Debt	Net Sales Proceeds [2]	Aimco Gross Proceeds	Aimco Net Proceeds	Average Revenue per Home
Conventional	3	964	100%	$146.6	5.0%	4.2%		$44.4	$93.6	$146.6	$93.6	$1,146
Affordable	—	—	0%	—	—	—		—	—	—	—	—
Total Dispositions	3	964	100%	$146.6	5.0%	4.2%		$44.4	$93.6	$146.6	$93.6	$1,146

Full Year 2015 Dispositions

	Apartment Communities	Number of Homes	Weighted Average Ownership	Gross Proceeds	NOI Cap Rate [1]	Free Cash Flow Cap Rate [1]		Property Debt	Net Sales Proceeds [2]	Aimco Gross Proceeds	Aimco Net Proceeds	Average Revenue per Home
Conventional	8	3,597	97%	$390.8	6.1%	4.9%		$133.1	$223.1	$376.8	$222.3	$1,043
Affordable	3	258	27%	13.5	3.8%	2.7%		6.7	6.3	9.6	3.8	951
Total Dispositions	11	3,855	92%	$404.3	6.0%	4.9%		$139.8	$229.4	$386.4	$226.1	$1,041

[1] Refer to the Glossary for definitions of NOI Cap Rate and Free Cash Flow Cap Rate. Conventional Apartment Communities sold during 2015 are primarily outside of Aimco's target markets or in less desirable locations within Aimco's target markets, including Phoenix, AZ, Garden Grove, CA, Cypress, CA, Englewood, CO, Towson, MD, and Wyoming, MI, and had average revenues per apartment home significantly below that of Aimco's retained portfolio. Accordingly, Aimco believes the NOI Cap Rates and Free Cash Flow Cap Rates for Conventional Apartment Communities sold during 2015 are not necessarily indicative of those for Aimco's retained portfolio.
[2] Net Sales Proceeds are after repayment of existing debt, net working capital settlements, payment of transaction costs and debt prepayment penalties, if applicable.

Full Year 2015 Acquisitions

Apartment Community Name	Location	Month Acquired	Apartment Homes	Purchase Price	Average Revenue Per Apartment Home (At Acquisition)
Mezzo	Atlanta, GA	March	94	$38.3		$3,021
Axiom Apartment Homes	Cambridge, MA	April	115	63.0		n/a	[3]
Vivo	Cambridge, MA	June	91	27.9		n/a	[4]
Total Acquisitions			300	$129.2

[3] Aimco acquired this community at the completion of construction and began leasing up the six-story building during the second quarter. As of December 31, 2015, 83% of the 115 apartment homes were occupied. Upon achievement of occupancy stabilization, revenues per apartment home are expected to average $3,550.
[4] Aimco acquired Vivo with construction-in-progress and construction of the apartment homes was completed during the third quarter. Upon stabilization, revenues per apartment home are expected to average $2,600. Refer to Schedule 10 for more information about the development.

25

Supplemental Schedule 9

Capital Additions
(in thousands, except per apartment home data) (unaudited)

Aimco classifies capital additions as Capital Replacements (“CR”), Capital Improvements (“CI”), Property Upgrades, Redevelopment, Development or Casualty. Recurring capital additions are apportioned between CR and CI based on the useful life of the item under consideration and the period over which Aimco has owned the item. Under this method of classification, CR represents the portion of the item consumed during Aimco’s ownership of the item, while CI represents the portion of the item that was consumed prior to Aimco’s ownership. See the Glossary for further descriptions.

	Three Months Ended December 31, 2015			Year Ended December 31, 2015
	Conventional	Affordable	Total	Conventional	Affordable	Total
Capital Additions
Capital Replacements
Buildings and grounds	$10,141	$2,443	$12,584	$30,344	$5,687	$36,031
Turnover capital additions	2,222	277	2,499	8,770	983	9,753
Capitalized site payroll and indirect costs	886	28	914	3,521	127	3,648
Capital Replacements	13,249	2,748	15,997	42,635	6,797	49,432
Capital Improvements	6,129	3,357	9,486	17,820	4,168	21,988
Property Upgrades	15,633	2	15,635	49,356	77	49,433
Redevelopment	19,745	—	19,745	117,820	—	117,820
Development	35,272	—	35,272	115,638	—	115,638
Casualty	1,504	258	1,762	5,253	1,751	7,004
Total Capital Additions [1]	$91,532	$6,365	$97,897	$348,522	$12,793	$361,315

Total apartment homes	40,380	9,042	49,422	40,380	9,042	49,422
Capital Replacements per apartment home	$328	$304	$324	$1,056	$752	$1,000

[1] Total Capital Additions reported above exclude $0.2 million and $1.9 million, respectively, for the three months and year ended December 31, 2015, related to consolidated apartment communities sold or classified as held for sale at the end of the period. For the three months and year ended December 31, 2015, Total Capital Additions include $3.1 million and $11.7 million of capitalized interest costs, respectively.

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Supplemental Schedule 10

Summary of Redevelopment and Development Activity
Three Months Ended December 31, 2015
(dollars in millions, except per apartment home data) (unaudited)

				Schedule				Incremental Monthly Revenue per Apartment Home
	Total Number of Apartment Homes at Completion	Estimated Net Investment at Completion	Inception-to-Date Net Investment	Construction Start	Initial Occupancy	Stabilized Occupancy	Stabilized NOI	Rent	Other Income	Total	Incremental Commercial Revenue	Occupancy
Under Redevelopment
Park Towne Place	948	$97.0	$62.7	Multiple	3Q 2015	1Q 2017	2Q 2018	$430	$95	$525	$0.2	66%
The Sterling	535	62.5	47.1	Multiple	Multiple	3Q 2016	4Q 2017	600	50	650	0.6	80%
Subtotal	1,483	$159.5	$109.8

Occupancy Stabilized
Ocean House on Prospect	53	$14.8	$14.6	4Q 2014	3Q 2015	4Q 2015	1Q 2017	$1,410	$215	$1,625	$—	94%

				Schedule				Monthly Revenue per Apartment Home
	Total Number of Apartment Homes at Completion	Estimated Net Investment at Completion	Inception-to-Date Net Investment	Construction Start	Initial Occupancy	Stabilized Occupancy	Stabilized NOI	Rent	Other Income	Total	Commercial Revenue	Occupancy
New Development
One Canal	310	$195.0	$162.7	4Q 2013	2Q 2016	3Q 2017	4Q 2018	$3,450	$415	$3,865	$1.1	n/a

Construction Completed This Quarter
Vivo	91	$45.0	$43.8	n/a	4Q 2015	3Q 2016	4Q 2017	$2,475	$125	$2,600	$0.3	15%

Grand Total	1,937	414.3	$330.9

Weighted Average Projected NOI as a % of Estimated Net Investment (Unescalated Rents)					6.0%

Refer to the following pages for Terms and Definitions, as well as a Summary of Redevelopment and Development Communities. Note that Incremental Monthly Revenue per Apartment Home for phased redevelopment communities is computed based on the incremental revenues for the entire community, divided by the total number of apartment homes, including those not yet redeveloped. Refer to the Summary of Redevelopment and Development Communities for information regarding rent achievement on pre-redevelopment and post-redevelopment apartment homes.

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Supplemental Schedule 10 (continued)
Summary of Redevelopment and Development Activity	(Page 2 of 4)

Terms and Definitions
Estimated Net Investment at Completion - represents total estimated investment, net of tax and other credits earned by Aimco as a direct result of its redevelopment or development of the community. Total estimated investment includes all capitalized costs projected to be incurred to redevelop or develop the respective community, as determined in accordance with GAAP. Where possible, Aimco makes use of tax and other available credits to reduce its invested capital, thereby maximizing investment returns. Aimco seeks historic tax and other credits related to several other communities in its redevelopment pipeline, which, if successful, Aimco will include in the net estimated investment.

Stabilized Occupancy - period in which Aimco expects to achieve targeted physical occupancy, generally greater than 90%.
Stabilized NOI - period in which Aimco expects to achieve stabilized rents and operating costs, generally five quarters after Stabilized Occupancy.
Incremental Monthly Revenue per Apartment Home - represents, on a per-apartment home basis, the sum of the amounts by which rents and other rental income for an entire community are projected to increase as a result of the redevelopment of all or a part of the community. Projections of stabilized revenues per apartment home are based on management's judgment and take into consideration factors including but not limited to: current rent and other rental income expectations; current market rents; and rental achievement to date. Aimco expects to update its projections at least annually to reflect changes in market rents and rental rate achievement. These projections were last updated in third quarter 2015; however, the projected incremental monthly revenue per apartment home for The Sterling has been updated for the additional apartment homes approved for redevelopment during the fourth quarter.

Incremental Commercial Revenue - represents the projected incremental annual revenue contribution from commercial rents attributed to the redevelopment of commercial space.
Occupancy - for Park Towne Place and The Sterling, which are phased redevelopments, represents fourth quarter 2015 average daily occupancy across the entire community, which includes redeveloped apartment homes, apartment homes under redevelopment, and apartment homes not yet redeveloped. For Ocean House on Prospect, which was de-leased in order to accommodate the redevelopment, and Vivo, represents physical occupancy as of quarter-end.

Monthly Revenue per Apartment Home - represents the sum of projected rents and other rental income on a per apartment home basis. Projections are based on management's judgment and take into consideration factors including but not limited to: current rent and other rental income expectations; current market rents; and rental achievement to date. Aimco expects to update its projections at least annually to reflect changes in market rents and rental rate achievement. These projections were last updated in third quarter 2015.

Commercial Revenue - represents the projected annual revenue contribution from commercial rents attributed to the development of commercial space.

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Supplemental Schedule 10 (Continued)

Summary of Redevelopment and Development Communities	(Page 3 of 4)

Community	Project Summary
Park Towne Place Philadelphia, PA
This redevelopment includes significant renovation of existing commercial space, upgrading common areas and amenities, and the phased redevelopment of apartment homes. The first phase included redevelopment of the commercial space, common areas and amenities, and the apartment homes in the South Tower, one of the four residential towers that comprise the community. The estimated net investment for this first phase of redevelopment of $60 million, reflects a gross investment of $71 million, reduced by $11 million of historic tax credits.

At the end of the fourth quarter, 85% of the 229 apartment homes in the South Tower had been redeveloped and rent achievement to date is in excess of Aimco's underwriting. Redevelopment of the remaining apartment homes in the South Tower, along with the common areas and amenities have since been substantially completed. Full fit-out of the retail market is expected to be complete in March.

Redevelopment of the 245 apartment home East Tower, approved in third quarter, is underway. This phase represents a net investment of $37 million, reflecting an estimated gross investment of $45.5 million reduced by approximately $8.5 million of historic tax credits. In total, 474 apartment homes at Park Towne Place have been approved for redevelopment. Upon NOI stabilization, Aimco expects Monthly Revenue per Apartment Home for these redeveloped apartment homes to average approximately $2,640, which represents an incremental increase as a result of redevelopment of approximately $950, or 56%.

As Aimco continues to evaluate the success of the project and other investment alternatives, Aimco may continue to redevelop additional apartment homes at the property.  The entire cost for all homes and could be between $148 and $160 million, reflecting a gross investment of $180 to $195 million reduced by $32 to $35 million of historic tax credits.

The Sterling Philadelphia, PA
This redevelopment includes significant renovation of existing commercial space, upgrading common areas, and the phased redevelopment of apartment homes. Renovation of the common areas and commercial space was completed in second quarter 2015, at a cost consistent with underwriting. Based on the success of the lease-up pace and pricing of the apartment homes that have been completed, in the fourth quarter, Aimco approved the redevelopment of an additional five floors, containing 130 apartment homes. The estimated net investment for the additional apartment homes is $13 million. At the end of fourth quarter, 58% of the 409 apartment homes approved for redevelopment were complete, at a cost consistent with underwriting. Upon NOI stabilization, Aimco expects Monthly Revenue per Apartment Home for the redeveloped apartment homes to average approximately $2,830, which represents an incremental increase as a result of redevelopment of approximately $815, or 40%.

Depending on the success of the approved redevelopment and other investment alternatives, Aimco may continue to redevelop the remaining apartment homes at The Sterling. Should Aimco elect to redevelop all 535 apartment homes, the total investment, including the work described above, could be between $70 and $80 million.

Ocean House on Prospect La Jolla, CA
The redevelopment of Ocean House included renovation of all apartment homes, common areas, exteriors and amenities. Construction was completed and the apartment community was leased up at the end of 2015. Upon NOI stabilization, Aimco expects Monthly Revenue per Apartment Home to average approximately $4,600, which represents an incremental increase as a result of the redevelopment of approximately $1,625, or 56%. Rent achievement to date is in excess of Aimco's underwriting.

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Supplemental Schedule 10 (Continued)

Summary of Redevelopment and Development Communities	(Page 4 of 4)

Community	Project Summary
One Canal Apartment Homes Boston, MA
Aimco is investing $195 million in the development of a 12-story building at One Canal Apartment Homes in the historic Bulfinch Triangle neighborhood of Boston’s West End. Located near the Boston Garden, one block from North Station and adjacent to the historic North End, the site enjoys excellent access to public transit, the Government Center, Financial District, and Massachusetts General Hospital employment centers, as well as the dining, recreation, and shopping amenities of its urban core location. The building will include 310 apartment homes and 22,000 square feet of commercial space. The investment in One Canal has been and will be funded in part by a
114.0 million non-recourse property loan, of which $27.8 million was available to draw at December 31, 2015.

Aimco has approved a $5 million increase in scope, comprised of additional tenant improvements, enhanced penthouse units, improved kitchen layouts and common area enhancements. The additional tenant improvements are based on the execution of a 15-year lease for all of the commercial space. This lease commences in Spring 2016, approximately three and a half years earlier than contemplated in the project underwriting. The anticipated returns from the non-tenant improvement scope changes are commensurate with those of the overall project. The Projected Revenue per Apartment Home amounts in the accompanying schedule have not been updated for the scope changes or for market rent growth.

Construction completion is largely consistent with original expectations, although initial occupancy has been deferred from the end of March to mid-April, due to delays in utility connections in late 2015.

Vivo Apartment Homes Cambridge, MA
During second quarter 2015, Aimco acquired Vivo Apartment Homes, an eight-story, 91-apartment home community under construction at the time of acquisition near Kendall Square in Cambridge, Massachusetts. Vivo is in a location contiguous to a large life science complex, occupancy of which is expected in late spring or early summer 2016.

Construction was completed in third quarter, in line with plan. Leasing activity during fourth quarter was in line with underwriting. Amenity finishes, including completion of a fitness center and finishes for a rooftop terrace, are scheduled to be completed in the summer of 2016. The estimated investment in these amenities is reflected in Aimco's estimated net investment at completion.

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GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco's definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

ACQUISITION APARTMENT COMMUNITIES: Apartment Communities acquired since January 1, 2014.
AFFORDABLE APARTMENT COMMUNITIES: Affordable Apartment Communities benefit from governmental programs intended to provide housing to people with low or moderate incomes. These programs, which are usually administered by the U.S. Department of Housing and Urban Development (HUD) or state housing finance agencies, typically provide mortgage insurance, favorable financing terms, tax credits, or rental assistance payments to the owners of the communities. Under these programs, rent adjustments are made in accordance with property-specific contracts between Aimco and HUD, with rent increases generally based on an adjustment factor set by HUD annually.
AIMCO OP: AIMCO Properties, L.P., a Delaware limited partnership, is the operating partnership in Aimco's UPREIT structure. Aimco owns approximately 95% of the common partnership units of the Aimco OP.
AIMCO PROPORTIONATE FINANCIAL INFORMATION: Non-GAAP measures representing Aimco's share of financial information discussed in this Earnings Release and Supplemental Information. Aimco's proportionate share of financial information includes Aimco's share of unconsolidated real estate partnerships and excludes noncontrolling interests in consolidated real estate partnerships. Proportionate reporting benefits the users of Aimco's financial information by providing the amount of revenues, expenses, assets and liabilities attributable only to Aimco stockholders. Aimco also refers to this measure as "Aimco's Share" of financial information. See Supplemental Schedules 2, 4 and 5 for reconciliation of Aimco's proportionate share of financial results to Aimco's consolidated financial statements.
AVERAGE AGE OF APARTMENT COMMUNITIES: Calculated by Aimco on a property-by-property basis based on the year the community was originally built, adjusted for redevelopment and/or other major capital improvements that effectively reduce the age of the community. Such investments include construction of new buildings and/or amenities, replacement or modernization of mechanical, plumbing and electrical systems, and other investments that are consequential in nature. Portfolio average age is calculated on the basis of investment dollars. Market and portfolio Average Age of Apartment Communities is calculated on the basis of investment value.
CAPITAL ADDITIONS DEFINITIONS
CAPITAL IMPROVEMENTS (CI): CI includes all non-Redevelopment capital additions that are made to enhance the value, profitability or useful life of an asset from its original purchase condition.
CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represents the portion of capital additions that are deemed to replace the consumed portion of acquired capital assets. CR is deducted in the calculation of AFFO.
CASUALTY CAPITAL ADDITIONS: Casualty capital additions represent capitalized costs incurred in connection with the restoration of an asset after a casualty event such as a hurricane, tornado or flood.
PROPERTY UPGRADES: Property Upgrades may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce turnover costs, such as simulated wood flooring and granite countertops. Property Upgrades differ from Redevelopment Additions in that they are generally lesser in scope and do not significantly disrupt property operations.

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REDEVELOPMENT ADDITIONS: Redevelopment additions represent capital additions intended to enhance the value of the apartment community through the ability to generate higher average rental rates. Redevelopment additions may include costs related to entitlement, which enhance the value of a community through increased density, and costs related to renovation of exteriors, common areas or apartment homes.
CONVENTIONAL APARTMENT COMMUNITIES: Conventional Apartment Communities represent Aimco's portfolio of market-rate apartment communities. Aimco's portfolio strategy seeks predictable rent growth from a portfolio of “A,” “B” and “C+” quality Conventional Apartment Communities, averaging “B/B+” in quality, and diversified among the largest coastal and job growth markets in the United States, as measured by apartment value.
DEBT RATIO DEFINITIONS
Aimco's leverage strategy targets the ratio of Debt and Preferred Equity to Adjusted EBITDA to be below 7.0x and the ratio of Adjusted EBITDA to Adjusted Interest and Preferred Dividends to be greater than 2.5x. Aimco also focuses on the ratios of Debt to Adjusted EBITDA and Adjusted EBITDA Coverage of Interest. Aimco believes these ratios, which are based in part on non-GAAP financial information, are commonly used by investors and analysts to assess the relative financial risk associated with balance sheets of companies within the same industry, and they are believed to be similar to measures used by rating agencies to assess entity credit quality.
ADJUSTED INTEREST EXPENSE: Adjusted Interest Expense represents Aimco's proportionate share of interest expense less (i) prepayment penalties and amortization of deferred financing costs and (ii) the amount of interest income recognized by Aimco related to its investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt. Adjusted Interest Expense, as used in the debt ratios on Supplemental Schedule 5, is calculated as follows:

(in thousands) (unaudited)	December 31,
	2015	2014
Interest expense per consolidated statements of operations	$199,685	$220,971
Adjustments:
Adjustments related to interest of consolidated and unconsolidated partnerships	(5,262)	(6,064)
Debt prepayment penalties and other non-interest items	(6,068)	(9,231)
Amortization of deferred loan costs	(4,227)	(3,674)
Interest income received on securitization investment	(6,092)	(5,697)
Adjusted Interest Expense	$178,036	$196,305
DEBT TO EBITDA RATIO: The ratio of (a) Aimco's proportionate share of debt net of Aimco's proportionate share of cash and restricted cash and Aimco's investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt to (b) Proportionate EBITDA.
DEBT AND PREFERRED EQUITY TO EBITDA RATIO: The ratio of (a) Aimco's proportionate share of debt net of Aimco's proportionate share of cash and restricted cash and Aimco's investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt, plus Aimco's preferred stock and the preferred units of the Aimco OP to (b) Proportionate EBITDA.
DEBT SERVICE COVERAGE RATIO: As defined in Aimco's credit agreement, the ratio of (a) Earnings Before Interest, Taxes, Depreciation and Amortization, reduced by a $350 per apartment home capital expenditure allowance (which Aimco refers to as "Compliance EBITDA"), to (b) debt service, which represents the sum of (i) Aimco's proportionate share of interest expense (excluding prepayment penalties and amortization of deferred financing costs) and (ii) debt amortization, for the four fiscal quarters preceding the date of calculation.
FIXED CHARGE COVERAGE RATIO: As defined by Aimco's credit agreement, the ratio of (a) Compliance EBITDA to (b) fixed charges, which represent the sum of (i) Aimco's proportionate share of interest expense

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(excluding prepayment penalties and amortization of deferred financing costs), (ii) debt amortization and (iii) Preferred Dividends, for the four fiscal quarters preceding the date of calculation.
PREFERRED DIVIDENDS: Preferred dividends include dividends paid with respect to Aimco's Preferred Stock and the Aimco OP Preferred Partnership Units, exclusive of preferred equity redemption related amounts.
PREFERRED EQUITY: Preferred equity represents the redemption amounts for Aimco's Preferred Stock and the Aimco OP Preferred Partnership Units and may be found in Aimco's consolidated balance sheets.
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA): EBITDA represents Aimco’s share of the consolidated amount of our net income, adjusted to exclude the effect of the following items for the reasons set forth below:

•	interest, to allow investors to compare a measure of our earnings before the effects of our capital structure and indebtedness with that of other companies in the real estate industry;

•
income taxes, to allow investors to measure our performance independent of income taxes, which may vary significantly from other companies within our industry due to leverage and tax planning strategies, among other drivers;

•	depreciation and amortization, gains or losses on dispositions and impairment losses related to real estate, for similar reasons to those set forth in our discussion of FFO and AFFO below; and

•
other items, including provisions for (or recoveries of) losses on notes receivable, gains on dispositions of non-depreciable assets and non-cash stock-based compensation, as these are items that periodically affect our operations but that are not necessarily representative of our ability to service our debt obligations;

A reconciliation of net income attributable to Aimco Common Stockholders to EBITDA for each of the periods presented is as follows:

(in thousands) (unaudited)	December 31,
	2015	2014
Net income attributable to Aimco Common Stockholders	$235,966	$300,220
Adjustments:
Interest expense, net of noncontrolling interest	195,934	216,882
Income tax benefit	(29,549)	(20,026)
Depreciation and amortization, net of noncontrolling interest	298,880	275,175
Gains on disposition and other, net of income taxes and noncontrolling partners' interests	(173,694)	(265,358)
Other items, net	26,539	30,378
EBITDA	$554,076	$537,271
DEFERRED TAX CREDIT INCOME: Deferred income includes $25.8 million of unamortized cash contributions received by Aimco in exchange for the allocation of tax credits and related tax benefits to investors in tax credit arrangements. These cash contributions are deferred upon receipt and amortized into earnings in future periods as Aimco delivers the tax credits and related benefits to the investors. Under existing tax credit agreements, Aimco will receive additional cash contributions of $20.3 million, of which $5.1 million will be received on average each year from 2016 through 2019.

(in thousands) (unaudited)
December 31, 2015
Deferred tax credit income balance	$25,762
Cash contributions to be received in the future	20,329
Total to be amortized	$46,091

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(in thousands) (unaudited)	Revenue	Expense	Projected Income
2016	$18,947	$(1,385)	$17,562
2017	14,918	(1,033)	13,885
2018	7,010	(545)	6,465
2019	4,309	(399)	3,910
2020	2,880	(319)	2,561
Thereafter	4,365	(2,657)	1,708
Total	$52,429	$(6,338)	$46,091
EFFECTIVE APARTMENT HOMES: The number of actual apartment homes multiplied by Aimco's ownership interest in the apartment community as of the end of the current period. Effective Apartment Homes may be used to analyze Aimco's proportionate financial measures on a per-home basis.
FUNDS FROM OPERATIONS (FFO): FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (NAREIT) defines as net income, computed in accordance with GAAP, excluding gains from sales of, and impairment losses recognized with respect to, depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Aimco computes FFO for all periods presented in accordance with the guidance set forth by NAREIT.
In addition to FFO, Aimco uses PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) and ADJUSTED FUNDS FROM OPERATIONS (AFFO) to measure performance. Pro forma FFO represents FFO as defined above, excluding preferred equity redemption related amounts (adjusted for noncontrolling interests). Preferred equity redemption related amounts (gains or losses) are items that periodically affect Aimco's operating results. Aimco excludes preferred equity redemption related amounts (gains or losses) from Pro forma FFO because such amounts are not representative of operating performance. AFFO represents Pro forma FFO reduced by Capital Replacements (also adjusted for noncontrolling interests).
FFO, Pro forma FFO and AFFO are helpful to investors in understanding Aimco's performance because they capture features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than other capital assets such as machinery, computers or other personal property. There can be no assurance that Aimco's method for computing FFO, Pro forma FFO or AFFO is comparable with that of other real estate investment trusts.
The following table reconciles GAAP net income per share to Pro forma FFO per share and AFFO per share, each as presented at the mid-point of Aimco's 2016 guidance:

(dollars per share) (unaudited)	First Quarter	Full Year
	2016	2016
Net income	$0.06	$0.42
Depreciation, net	0.48	1.86
Pro forma FFO	0.54	2.28
Capital Replacements, net	(0.08)	(0.32)
AFFO	$0.46	$1.96
FREE CASH FLOW CAP RATE: Free Cash Flow Cap Rate represents the NOI cap rate, adjusted for assumed Capital Replacements spending of $1,200 per apartment home.
MONEY-WEIGHTED AVERAGE INTEREST RATE: Money-Weighted Average Interest Rate represents the weighted average interest rate on Aimco’s fixed rate property debt, which takes into account the timing of amortization and maturities. This rate is calculated by Aimco based on the unpaid principal balance as of December 31, 2015, and all contractual debt service payments associated with each of its fixed rate property loans. The Money-Weighted Average Interest Rate can be compared to market interest rates to estimate the difference between the book value of Aimco’s fixed rate property debt and the market value of such debt.

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NEW LEASE AND RENEWAL RATES: Aimco measures changes in rental rates by comparing, on a lease-by-lease basis, the rate on a newly executed lease to the rate on the expiring lease for that same apartment. Newly executed leases are classified as either a new lease, where a vacant apartment is leased to a new customer, or a renewal of an existing lease.
NET OPERATING INCOME (NOI) CAP RATE: NOI Cap Rate is calculated based on Aimco's share of the trailing twelve month prior to sale proportionate property NOI, less a 3.0% management fee, divided by Aimco gross proceeds.
OTHER AFFORDABLE APARTMENT COMMUNITIES: Affordable Apartment Communities that do not meet the Same Store Apartment Community definition.
OTHER CONVENTIONAL APARTMENT COMMUNITIES: Conventional Apartment Communities that do not meet the Same Store Apartment Community definition because they have significant rent control restrictions or have not reached and/or maintained a stabilized level of occupancy, often due to a casualty event, or are expected to be sold within the next 12 months. Results of operations of properties that are not multi-family, such as fitness centers, are included in the operating results of Other Conventional Apartment Communities.
OTHER EXPENSES, NET: Other expenses, net includes franchise taxes, risk management activities related to our unconsolidated partnerships, certain other corporate expenses and expenses specifically related to Aimco's administration of its real estate partnerships, for example, services such as audit, tax and legal.
PROPERTY NET OPERATING INCOME (NOI): NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations and financing arrangements. NOI is considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco's consolidated GAAP amounts are provided on the following pages.

Reconciliation of GAAP to Supplemental Schedule 6(a) Proportionate Conventional Same Store NOI Amounts
(in thousands) (unaudited)
	Three Months Ended December 31, 2015
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$171,057	$(7,191)	$163,866	$(316)	$163,550
Property operating expenses	51,866	(2,254)	49,612	97	49,709
Property NOI	$119,191	$(4,937)	$114,254	$(413)	$113,841

	Three Months Ended December 31, 2014
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$164,332	$(6,905)	$157,427	$(629)	$156,798
Property operating expenses	49,723	(2,225)	47,498	106	47,604
Property NOI	$114,609	$(4,680)	$109,929	$(735)	$109,194

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Reconciliation of GAAP to Supplemental Schedule 6(b) Proportionate Conventional Same Store NOI Amounts
(in thousands) (unaudited)
	Three Months Ended September 30, 2015
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$170,474	$(7,289)	$163,185	$(309)	$162,876
Property operating expenses	54,144	(2,295)	51,849	98	51,947
Property NOI	$116,330	$(4,994)	$111,336	$(407)	$110,929

Reconciliation of GAAP to Supplemental Schedule 6(c) Proportionate Conventional Same Store NOI Amounts
(in thousands) (unaudited)
	Year Ended December 31, 2015
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$676,480	$(28,556)	$647,924	$(1,231)	$646,693
Property operating expenses	212,349	(9,142)	203,207	396	203,603
Property NOI	$464,131	$(19,414)	$444,717	$(1,627)	$443,090

	Year Ended December 31, 2014
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$647,401	$(27,248)	$620,153	$(1,163)	$618,990
Property operating expenses	208,104	(9,174)	198,930	533	199,463
Property NOI	$439,297	$(18,074)	$421,223	$(1,696)	$419,527
REDEVELOPMENT AND DEVELOPMENT APARTMENT COMMUNITIES: Communities currently under construction and those previously under construction but had not yet achieved stabilized operations as of January 1, 2014.
SAME STORE APARTMENT COMMUNITIES: Same Store apartment communities are those that (a) are managed by Aimco, (b) have reached and maintained a stabilized level of occupancy as of January 1, 2014, and (c) are not expected to be sold within 12 months. Same Store apartment communities are classified as either Conventional or Affordable. Affordable Same Store apartment communities exclude those that are not subject to tax credit agreements, or have not reached and/or maintained a stabilized level of occupancy, often due to a casualty event.
SOLD AND HELD FOR SALE APARTMENT COMMUNITIES: Apartment communities either sold during the period or classified as held for sale at the end of the period. Results of operations and any gain or loss on sales of these apartment communities are included in continuing operations in Aimco's consolidated income statements. For purposes of highlighting results of operations related to Aimco's retained portfolio, results for Sold and Held For Sale Apartment Communities are excluded from Net Real Estate Operations and shown separately on a net basis in Aimco's Proportionate FFO presentation found in Supplemental Schedule 2.

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